EXHIBIT 11
               GRANITE STATE BANKSHARES, INC. AND SUBSIDIARY
        Calculations of Earnings Per Common and Common Equivalent
        Share and Earnings Per Common Share Assuming Full Dilution
                 (In Thousands, Except Per Share Amounts)

                                                   Year Ended December 31,
                                    1996                    1995                    1994
                            ---------------------   ---------------------   ---------------------
                           Common and              Common and              Common and
                             Common       Fully      Common       Fully      Common       Fully
                           Equivalent    Diluted   Equivalent    Diluted   Equivalent    Diluted
                            ---------   ---------   ---------   ---------   ---------   ---------

Net income                  $   3,780   $   3,780   $   3,435   $   3,435   $   2,823   $   2,823
                            =========   =========   =========   =========   =========   =========


Weighted average number
  of shares outstanding         1,994       1,994       2,066       2,066       2,138       2,138

Adjustments:
  Assumed issuance under
   stock option plan              118         125         110         117          91          95
                            ---------   ---------   ---------   ---------   ---------   ---------
                                2,112       2,119       2,176       2,183       2,229       2,233
                            =========   =========   =========   =========   =========   =========

Earnings per
  Common share              $    1.79   $    1.78   $    1.58   $    1.57   $    1.27   $    1.26
                            =========   =========   =========   =========   =========   =========